FOR IMMEDIATE RELEASE
CONTACT:  Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES EARNINGS FOR FOURTH QUARTER AND YEAR

Waldorf, Maryland, January 28, 2011 -- Tri-County Financial Corporation (OTCBB: TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”), reported earnings today for the quarter and year ended December 31, 2010.  Consolidated net income available to common shareholders for the quarter ended December 31, 2010 increased $458,399, or 92.47%, to $954,127 or $0.32 per common share (fully diluted) based on 3,025,989 diluted weighted average common shares outstanding compared to $495,728 or $0.17 per common share (fully diluted) based on 2,990,109 diluted weighted average common shares outstanding for the quarter ended December 31, 2009.

Consolidated net income available to common shareholders for the year ended December 31, 2010 increased $1,898,611, or 93.98%, to $3,918,771 or $1.30 per common share (fully diluted) based on 3,008,279 diluted weighted average common shares outstanding compared to $2,020,160 or $0.68 per common share (fully diluted) based on 2,987,901 diluted weighted average common shares outstanding for the year ended December 31, 2009.

“Our stated objective for 2010 was to diligently return our Company to recent performance trends. I am pleased to report we completed 2010 with fully diluted earnings per share at $1.30 or $0.62 per share more than last year’s earnings,” said Michael Middleton, Tri-County Financial Corporation Chairman, President and CEO.

TRI-COUNTY FINANCIAL CORPORATION
	Years Ended
	December 31, 2010	December 31, 2009	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$39,536,987	$37,887,353	$1,649,634	4.35%
Interest expense	13,580,215	16,166,128	(2,585,913)	(16.00%)
Net interest income	25,956,772	21,721,225	4,235,547	19.50%
Provision for loan losses	3,933,448	3,472,608	460,840	13.27%
Noninterest income	3,580,176	2,809,819	770,357	27.42%
Noninterest expense	18,195,183	16,579,678	1,615,505	9.74%
Income tax expense	2,642,616	1,611,668	1,030,948	63.97%
Net income	4,765,701	2,867,090	1,898,611	66.22%
Net income available to common shareholders	$3,918,771	$2,020,160	1,898,611	93.98%
Return on average assets	0.57%	0.38%
Return on average equity	6.76%	4.19%
Net interest margin	3.32%	3.02%
Share Data:
Basic net income per common share	$1.31	$0.68
Diluted net income per common share	$1.30	$0.68
Weighted average common shares outstanding:
Basic	2,985,080	2,961,293
Diluted	3,008,279	2,987,901

The increase in net income for the year ended December 31, 2010 was primarily due to an increase in net interest income from the comparable period in 2009. The Company has been successful in increasing its core deposits and reducing the cost of funds in the low interest-rate environment over the last year. The growth of the loan portfolio by 20.53% since January 1, 2009 has resulted in an increase in interest income. The Company was successful in limiting the effect of the lower interest rate environment on loan rates through pricing discipline. The Company’s interest rate margin increased to 3.32% for the year ended December 31, 2010 from 3.02% for the year ended December 31, 2009.

For the year ended December 31, 2010, the provision for loan losses grew as a result of an increase in net charge-offs, which increased $2,588,649 from $1,146,965 for the year ended December 31, 2009 to $3,735,614 for the year ended December 31, 2010. The Company’s allowance for loan losses decreased from 1.20% of loan balances at December 31, 2009 to 1.16% of loan balances at December 31, 2010, as specific loans were restructured, foreclosed or charged-off and nonperforming loans and overall delinquency declined. Management regularly monitors the adequacy of the allowance and considers overall loss experience, current economic conditions, volume, growth and the composition of the loan portfolio, financial condition of the borrowers and other relevant factors in determining the adequacy of the allowance.

Growth of noninterest income was primarily due to increases in service charge income related to the size and number of deposits and gains on the sale of residential loans held for sale. Additionally, noninterest income increased in 2010 compared to 2009 because prior year noninterest income included $266,744 of investment security impairment charges compared to no impairment charges for the current year. The increase in noninterest expense was principally due to increases in staffing to support the Bank’s balance sheet growth and an increasing regulatory burden. Expenses related to foreclosed real estate increased $268,243 from $148,156 in 2009 to $416,399 in 2010, due principally to an adjustment of foreclosed real estate carrying amounts to management’s estimate of realizable value. The remaining variance was largely comprised of increasing costs for FDIC insurance and data processing costs.

TRI-COUNTY FINANCIAL CORPORATION
	Quarters Ended
	December 31, 2010	December 31, 2009	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$9,874,883	$9,713,417	$161,466	1.66%
Interest expense	3,398,511	3,648,007	(249,496)	(6.84%)
Net interest income	6,476,372	6,065,410	410,962	6.78%
Provision for loan losses	1,149,441	1,494,680	(345,239)	(23.10%)
Noninterest income	1,079,848	773,244	306,604	39.65%
Noninterest expense	4,619,716	4,219,791	399,925	9.48%
Income tax expense	621,204	416,723	204,481	49.07%
Net income	1,165,859	707,460	458,399	64.80%
Net income available to common shareholders	$954,127	$495,728	458,399	92.47%
Share Data:
Basic net income per common share	$0.32	$0.17
Diluted net income per common share	$0.32	$0.17
Weighted average common shares outstanding:
Basic	2,990,698	2,970,067
Diluted	3,025,989	2,990,109

The increase in net income for the quarter ended December 31, 2010 was primarily due to increases in net interest income, noninterest income and a decrease in the provision for loan losses partially offset by an increase in noninterest expense.  Effective loan pricing and a slight improvement in lowering the average cost of funds were the key drivers of positive earnings growth in net interest income in the fourth quarter of 2010. The year-to-date average cost of the Company’s interest bearing liabilities decreased 12 basis points from the first quarter of 2010 to 1.94% and is 60 basis points lower than the comparable period in the prior year. The Company’s provision for loan losses decreased in the fourth quarter due primarily to decreases in the allowance for specific loans, as specific loans have been restructured or charged-off. Noninterest income increased as a result of increased service charge income and loan fees compared with the comparable period in 2009. Additionally, noninterest income increased because the prior year noninterest income included investment security impairment charges of $100,000 compared to no impairment charges for the quarter ended December 31, 2010. For the quarter ended December 31, 2010, noninterest expense increased primarily due to increases in salary and benefits compared to the comparable period in 2009.

TRI-COUNTY FINANCIAL CORPORATION
	As of December 31, 2010	As of December 31, 2009	$ Variance	% Variance
Financial Condition Data:	(Unaudited)
Total assets	$885,936,102	$815,042,534	$70,893,568	8.70%
Securities	161,934,541	144,213,912	17,720,629	12.29%
Loans receivable, net	654,449,936	616,592,976	37,856,960	6.14%
Foreclosed real estate (OREO)	10,469,302	922,934	9,546,368	1034.35%
Total liabilities	814,831,175	746,852,685	67,978,490	9.10%
Total deposits	724,582,326	640,418,789	84,163,537	13.14%
Short-term borrowings	816,422	13,080,530	(12,264,108)	(93.76%)
Long-term debt	70,624,044	75,669,630	(5,045,586)	(6.67%)
Junior subordinated debentures	12,000,000	12,000,000	-	0.00%
TARP preferred stock	16,317,000	16,317,000	-	0.00%
Total stockholders’ equity	$71,104,927	$68,189,849	$2,915,078	4.27%
Book value per common share	$18.25	$17.43
Common shares outstanding	3,002,616	2,976,046
Tier 1 capital to average assets	9.44%	10.03%
Total capital to risk-weighted assets	12.94%	13.46%
Nonperforming loans (NPLs)	$13,518,779	$19,287,483	$(5,768,704)	(29.91%)
Troubled debt restructures (TDRs)	18,597,974	11,601,215	6,996,759	60.31%
Allowance for loan losses to total loans	1.16%	1.20%
Nonperforming loans to total loans	2.04%	3.09%
Allowance for loan losses to nonperforming loans	56.73%	38.74%
Nonperforming assets (NPLs + OREO) to total assets	2.71%	2.48%
Nonperforming assets + TDRs to total assets	4.81%	3.90%

During the fourth quarter net loan growth increased $30,574,299. Net loan growth was impacted by the increase in foreclosed assets. Nonperforming loans as a percentage of total loans amounted to 2.04% at December 31, 2010 compared to 3.09% at December 31, 2009. Nonperforming loans decreased from $19,287,483 at December 31, 2009 to $13,518,779 at December 31, 2010 as loans were worked out or placed into foreclosure. The Company had 32 nonperforming loans at December 31, 2010 of which 78% of nonperforming loan balances were concentrated with six customers. Foreclosed real estate has grown as the Bank continues to resolve problem loans. Two construction and land development properties represent 86% of the foreclosed real estate balance and are the primary factor in the current year increase in nonperforming assets from 2.48% to 2.71%. Foreclosed real estate carrying amounts reflect management’s estimate of the realizable value of these properties in a period of declining real estate values.

“We continue to see positive results by working with customers who are experiencing financial difficulties and pursuing delinquent accounts,” said William Pasenelli, Community Bank of Tri-County, President and Chief Financial Officer.  “During 2010, our customer restructured debt (TDRs) has consistently remained in performing status with over 98% of loans performing at year end. Additionally, 30 day or greater delinquency declined to 2.21% at year end from 4.16% in December 2009.”

Non-brokered deposits total $699,601,865 or 96.55% of total deposits at December 31, 2010. Deposits have grown 37.97% or $199,414,760 since January 1, 2009 and have been a critical factor in decreasing funding costs. Long-term debt and short-term borrowings decreased as retail deposits replaced debt.

The change in stockholders’ equity was primarily due to net income of $4,765,701 offset by the payment of preferred stock dividends of $846,930 and common stock dividends of $1,196,188. Common stockholders' equity of $54,787,927 resulted in a book value of $18.25 per common share at December 31, 2010, an increase of $0.82 per share from December 31, 2009. The Company remains well-capitalized at December 31, 2010 with a Tier 1 capital to average asset ratio of 9.44%. The Company's returns on average assets and equity for the year ended December 31, 2010 were 0.57% and 6.76%, respectively, compared to 0.38% and 4.19%, respectively, for the same period in 2009.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited and as of December 31, 2010. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2009. The results of operations for the quarter and year ended December 31, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.